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                           CERTIFICATE OF AMENDMENT
                                      OF
                                STEPAN COMPANY
                                --------------


     STEPAN COMPANY, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of said corporation at a meeting duly held on February 16, 1999, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of this corporation:

          RESOLVED, that the Certificate of Incorporation of Stepan Company be amended by changing the first paragraph of Article FOURTH thereof so that, as amended, said first paragraph of Article FOURTH shall be and read as follows:

     "FOURTH: The total number of shares of stock which the corporation shall have authority to issue is Thirty Two Million (32,000,000) shares, of which Thirty Million (30,000,000) shares shall be Common Stock of a par value of $1.00 per share, and Two Million (2,000,000) shares shall be Preferred Stock without par value."

     SECOND: That at the annual meeting of stockholders of said corporation held on May 11, 1999, the stockholders have given consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.
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    IN WITNESS WHEREOF, said corporation has caused this certificate to be executed by its authorized officer and attested to by its Secretary this 24th day of May, 1999.


                                     STEPAN COMPANY



                                     By:/s/ F. Quinn Stepan, Jr.
                                        ------------------------
                                     Name:  F. Quinn Stepan, Jr.
                                     Title: President and Chief
                                            Operating Officer



                                     By:/s/ Jeffrey W. Bartlett
                                        -----------------------
                                     Name: Jeffrey W. Bartlett
                                     Title: Secretary